Exhibit 3.181

CERTIFICATE OF FORMATION

OF

CHARTER FIBERLINK – MICHIGAN, LLC

1. The name of the limited liability company is Charter Fiberlink – Michigan, LLC.

2. The address of its registered office in the State of Delaware is 30 Old Rudnick Lane, in the City of Dover, County of Kent. The name of its registered agent at such address is CorpAmerica, Inc.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Charter Fiberlink – Michigan, LLC this 19th day of January, 2000.

/s/ Colleen M. Hegarty
Colleen M. Hegarty, Authorized Person

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 01/19/2000 001029342 – 3162156

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 01:00 PM 12/17/2002 020775874 – 3162156

Certificate of Amendment to Certificate of Formation

of

CHARTER FIBERLINK – MICHIGAN, LLC

It is hereby certified that:

1. The name of the limited liability company (hereinafter called the “limited liability company”) is CHARTER FIBERLINK – MICHIGAN, LLC.

2. The certificate of formation of the limited liability company is hereby amended by striking out the statement relating to the limited liability company’s registered agent and registered office and by substituting in lieu thereof the following new statement:

“The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808.”

Executed on 12/12/02

/s/ Marcy A. Lifton
Marcy A. Lifton, Authorized Person

DELL D-: CERTIFICATE OF AMENDMENT TO CHANGE REGISTERED AGENT/REGISTERED OFFICE 09/00 (DELLCCHG)